EX-99.1 Press Release

For Immediate Release
Contacts: Investor Relations Ken Avalos, (206) 298-2909
Media Relations Liz Brady, (646) 277-1226

EMERITUS COMPLETES PURCHASE OF 10 COMMUNITIES

SEATTLE, WA, October 20, 2008 - Emeritus Corporation (NYSE: ESC), a national provider of assisted living and related services to senior citizens, announced today that it has closed on the balance of a previously announced purchase of 29 communities from Health Care REIT, Inc. (NYSE: HCN) and affiliates.  The communities were formerly operated by Emeritus under long-term leases.  The initial closing was completed on June 30, 2008, and consisted of 19 communities with a capacity of 1,564 units.  This closing consists of 10 communities with a capacity of 693 units for a purchase price of $77.2 million, excluding financing and closing costs.

“Despite the current turmoil in the financial markets, Emeritus has closed this transaction on time and with favorable financing,” stated Granger Cobb, President and Co-Chief Executive Officer.

Financing for the 10 facilities consists of $56.4 million of mortgage debt financing, of which $29.0 million is at a weighted average fixed rate of 6.654% and was originated by KeyBank through a Freddie Mac credit facility, and $27.4 million of variable rate debt provided by KeyBank at the one-month LIBOR rate plus 3.0%.  The Freddie Mac credit facility has a term of 10 years.  The KeyBank loan has a term of three years and may be prepaid without penalty.

Eight of the communities are currently subject to a cash flow sharing agreement with an entity controlled by Mr. Dan Baty, the Company’s Co-Chief Executive Officer.  As part of this purchase, these communities will be held in a 50/50 joint venture owned by the Company and a Baty-related entity, which provides for similar economic terms and conditions as the existing cash flow sharing agreement.  The joint venture will be included in the consolidated Emeritus portfolio.  The Baty-related entity made an equity contribution to the joint venture of approximately $6.8 million to fund its 50% of the purchase price of the eight communities.

The Company accounted for nine of the leases as capital leases, and one as an operating lease.  For more detail on the accounting impact of this transaction, please refer to our report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2008.

The acquisition of these 10 communities increases the Company’s owned portfolio to 159, or 62.4% of the total consolidated portfolio of 255.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  The Company’s communities provide a residential housing alternative for senior citizens who need help with the activities of daily living, with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates 289 communities in 36 states representing capacity for approximately 24,875 units and 29,700 residents.  For more information about Emeritus, visit the Company's Web site at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this release that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.